Exhibit 23.1


                   CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Encore Computer Corporation on Forms S-8 (Registration Statement Nos. 33-10225, 33-33907, 33-34171, 33-72458 and 33-72741) and on Forms S-3 (Registration
Statement Nos. 33-121, 33-33907 and 33-34171) of our report dated March 17, 1998, on our audits of the consolidated financial statements and financial statement schedule of Encore Computer Corporation as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995, which report is included in this Annual Report on Form 10-K.


COOPERS & LYBRAND L.L.P.


Miami, Florida
April 20, 1998